Exhibit 99.1

For Immediate Release:	Contact:	Adam J. Jeamel
February 4, 2014		Corporate Communications
860-291-3765 ajeamel@rockvillebank.com

Rockville Bank Hires Sam Patel as its New Chief Technology Officer

Patel’s Diverse IT Experience and Understanding of Changing Customers’ Expectations

Will Make Rockville a ‘Technology Company in the Banking Business’

GLASTONBURY, CONN., February 4, 2014 – William H. W. Crawford, IV, President and Chief Executive Officer of Rockville Bank and Rockville Financial, Inc. (NASDAQ: RCKB), today announced that Rockville Bank has hired Sam Patel, a veteran technology officer from North Carolina who will take on the Company’s top IT role as Senior Vice President, Chief Technology Officer. Patel is a timely and important hire that will complement Rockville Bank’s exciting growth strategy while addressing its customers’ changing technology expectations of the Bank.

Patel has over 20 years of experience in managing business transformation and technology for Fortune 100 institutions in various industry sectors, including the financial industry. He brings to Rockville Bank a wealth of knowledge and expertise in merger integration, operational efficiency and change management in banking. He is also Six Sigma certified at the Green Belt level.

As Chief Technology Officer, Patel will be focused strategically throughout the organization on the development of technology and the implementation of business process improvement. He will lead Rockville’s IT team and, pending approval of our merger with United Bank of West Springfield, Massachusetts, he will be responsible for heading up the entire IT team of the combined bank.

Rockville sees Patel and his role as Chief Technology Officer as a critical hire for the Bank’s effort in continuing to provide exceptional customer service, becoming a more efficient Company and managing technology risks. Also, as customers’ expectations of their bank change, Company leaders want Rockville to continue to evolve to serve customers in a way that is consistent with their lifestyle.

Patel came to Rockville from a startup bank headquartered in Greenville, South Carolina, where he was Senior Vice President and Chief Information Officer responsible for the core processing platform that supports the bank’s Retail, Treasury and Mortgage businesses. In that role, he helped them successfully merge five banks in just two years.

A highlight of his career in technology was the senior role he played in the largest bank merger in the United States, the Wells Fargo/Wachovia merger. Patel was the Senior Technology Officer for Wells Fargo – reporting directly to the CIO of Information Services – responsible for helping to run their Integration Office for several lines of business, including consumer lending, branch banking, retail banking, investment banking and others.

Prior to Wells, Sam was SVP, Business Technology Executive, Card and Payment Solutions Group at Wachovia and later became SVP, Division Information Officer, Shared Services for General Bank Lending Technology.

He also held the position of SVP, Technology Executive for Credit Card, Merchant Services and Business Lending at Bank of America, where he was part of the executive leadership team that focused on the development of the bank’s strategic technology roadmap and helped acquire the MBNA and FleetBoston credit card groups.

Prior to his experience in technology and integration in the financial industry, Patel was a Senior Manager with Accenture – a management consulting, technology services and outsourcing company – where his responsibilities included project and program management, process design and application development for major projects within metals and mining, oil and natural resources and higher education sectors.

“I can confidently say that Sam’s extensive background in technology and operations management sets him apart from other technology officers in the banking industry. He shares the growing excitement and high expectations we have in his role of Chief Technology Officer and the importance IT will have on Rockville Bank’s growth strategy, particularly at this exciting time for the Bank,” said Crawford.

“Customers’ banking habits have changed in recent years and so too have their expectations of what it means for a bank to provide exceptional customer service. In order to retain customers, attract new ones and grow the bank, we need to become a technology company in the banking business. This means providing our customers with the service and banking capabilities they expect right now and position us for the future to meet our customers’ needs. Sam will help us do just that at a very important time for Rockville Bank.”

“What impressed me about Rockville Bank is not only its leadership team but their strategy for growing the Company in the years ahead. A bank of Rockville’s size gives a Chief Technology Officer the ability to develop a strategic plan for every part of the bank rather than just focusing on a specific area or business line,” said Patel. “The leadership team, the employees, the Bank’s first-class reputation in the community and the excitement around Rockville’s growth plans makes it the kind of bank you where you would want to work.”

About Rockville Bank:

Rockville Bank is a 22-branch community bank serving Tolland, Hartford, New Haven and New London counties in Connecticut. Rockville Financial, Inc. (Parent Company of Rockville Bank) and United Financial Bancorp, Inc. (Parent Company of United Bank) of West Springfield, Massachusetts announced a strategic merger of equals on November 15, 2013, still pending regulatory and shareholder approval. Rockville Bank recently opened a full-service banking branch in Hamden, Conn., and announced plans to open a retail banking branch in North Haven, Conn., later this year. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com.

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